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                                                                    Exhibit 99.1

For Immediate Release                            www.fairchildsemi.com
                                                 May 30, 2000
                                                 Corporate Communications:
                                                 Fran Harrison
                                                 207-775-8576
                                                 fran.harrison@fairchildsemi.com

                                                 Investor Relations:
                                                 Pete Groth
                                                 207-775-8660
                                                 Investor@spf.fairchildsemi.com

                                                 Public Relations Firm:
                                                 Chris Carleton
                                                 CHEN PR
                                                 781-466-8282
                                                 Ccarleton@chenpr.com



NEWS RELEASE

Fairchild Semiconductor Completes Acquisition of QT Optoelectronics

Acquisition expands Fairchild's portfolio to all multi-market segments

South Portland, ME -- Fairchild Semiconductor International (NYSE: FCS) today announced the completion of its acquisition of QT Optoelectronics, Inc. (QTO), the world's largest independent company focused solely on optoelectronics. Fairchild acquired QTO for approximately $97.8 million dollars, 87.5 percent paid in Fairchild stock with the remainder in cash. QTO will retain its identity as QT Optoelectronics, a Fairchild company.

QTO, with 1500 employees worldwide, is now a wholly owned subsidiary of Fairchild Semiconductor International. QTO designs and produces more than 750 components in three product lines: optocouplers, LED (light emitting diodes) lamps and displays and infrared components. The company is based in Sunnyvale, California, where it maintains engineering and product marketing operations. Primary engineering and manufacturing operations are in Kuala Lumpur, Malaysia, and Wuxi, China. A wafer fabrication and die preparation facility is in Singapore.

The acquisition moves Fairchild into the $6 billion optoelectronics market opportunity, and adds customers such as Rockwell, Nortel, Lucent, Celestica, Philips, Motorola, Honeywell and IBM, as well as the world's largest component distributors including Arrow, Avnet and Future Electronics.

"By entering the optoelectronics market, Fairchild now participates in all key multi-market segments," says Kirk Pond, Fairchild's president, chairman and CEO. "With QTO as a base, Fairchild plans to increase its presence in the optoelectronics market through additional acquisitions. QTO strengthens our communications and computer markets, while creating new opportunities in the automotive and consumer segments. We are pleased to offer QTO's line to our existing customers and look forward to growing this business."

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QTO projects 2000 revenues to be nearly $90 million. "The QTO acquisition is a winning deal all around," says Joe Martin, executive vice president and chief financial officer for Fairchild. "Our shareholders obtain a new business which we expect will immediately add to our earnings per share while opening up tremendous growth opportunities. We believe QTO is in a position to grow 25 percent this year over 1999, with its profit before tax running at about 15 percent. QTO will benefit from Fairchild's product development and manufacturing expertise, its global sales force and financial strength. Fairchild enters the $6 billion optoelectronics market with a strong foundation."

QTO's President and CEO Steve Sherman says QTO will benefit from Fairchild's design and process technology, manufacturing and packaging capability and financial resources. "QTO provides a solid foundation upon which Fairchild can continue to expand in the optoelectronics business. We have all the key pieces of the business. By adding pieces of other optoelectronic companies to our platform through acquisition and expansion of our own product line, we intend to aggressively grow QTO. These additional resources will enable us to accelerate our growth," he says. "All of us at QTO are excited about becoming part of the Fairchild family, which makes us a stronger organization."

Since becoming an independent company in 1997, Fairchild has more than doubled its annual revenues from $690 million to a current run rate of more than $1.6 billion and is pursuing a Phase Two growth strategy that includes internal growth through new product development and future acquisitions in order to double revenues by 2002.

Fairchild issued approximately 1.9 million shares of its Class A Common Stock, paid approximately $12.2 million in cash and assumed $14 million in QTO debt in the transaction, which is subject to post-closing price adjustments.

Fairchild Semiconductor International (www.fairchildsemi.com) is a global company solely focused on designing, manufacturing and marketing high performance semiconductors for multiple end market uses. Fairchild's multi-market components are used in computer, telecommunications, automotive, consumer and industrial applications. Supplying analog, power, interface, optoelectronics, logic, mixed signal, and non-volatile memory products, Fairchild is filling the gap in the global supply of building block semiconductors. The company is headquartered in South Portland, Maine, USA, with 10,000 employees worldwide. Additional manufacturing facilities are located in Utah, South Korea, China, Singapore, Malaysia and the Philippines, with regional sales offices throughout the world.

Special Note on Forward Looking Statements:
This news release includes "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934. Forward looking statements often, though not always, include words or phrases such as "believe," "expect," "estimate," "intends," and "appears." Forward looking statements that express our beliefs, plans, objectives, or future events or performance may involve estimates, assumptions, risks, and uncertainties. In addition to factors discussed above, many other factors could cause actual results to differ materially from those expressed in the forward looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and

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distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; significant litigation and the impact on our business due to internal systems or systems of suppliers and other third parties adversely affected by year 2000 problems. Other risk factors are listed in the company's Form 10-K for the year ended 26 December 1999 (see the Risk Factors section of the Business description and the Outlook and Business Risk section of Management's Discussion and Analysis of Financial Condition and Results of Operations).

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